UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2026

Allogene Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38693	82-3562771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 East Grand Avenue, South San Francisco, California 94080

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (650) 457-2700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ALLO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2026, the Board of Directors (the “Board”) of Allogene Therapeutics, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, approved the appointment of Zachary Roberts, M.D., Ph.D. as the Company’s President and Chief Executive Officer, replacing David Chang, M.D., Ph.D. in such capacities. The appointment of Dr. Roberts to these positions will become effective July 1, 2026 (the “Effective Date”), and Dr. Chang’s last day of service in these positions will be June 30, 2026. Effective on the Effective Date, Dr. Roberts was also appointed to the Board as a Class I director, to serve until the Company’s 2028 annual meeting of the stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Dr. Roberts currently serves as the Company’s Executive Vice President, Research and Development, and Chief Medical Officer and will continue serving as the Company’s Chief Medical Officer on an interim basis following the Effective Date.

In connection with the conclusion of his service as the Company’s President and Chief Executive Officer, Dr. Chang will be eligible for certain severance benefits under the terms of the Company’s Change in Control and Severance Benefit Plan (the “Severance Plan”) as described under “Executive Compensation—Potential Payments and Benefits Upon Termination or Change in Control” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 30, 2026 (the “Proxy Statement”). Dr. Chang will remain on the Board and will become a non-employee director commencing on the Effective Date, and as such will be entitled to compensation for his service on the Board in accordance with the Company’s non-employee director compensation policy.

Dr. Roberts, age 48, has served as the Company’s Chief Medical Officer since April 2023 and as the Company’s Executive Vice President, Research and Development since January 2023. Previously, Dr. Roberts served as Chief Medical Officer for Instil Bio, Inc. (“Instil”) from March 2020 to November 2022. Prior to joining Instil, he served in various roles for Kite, during his four-year tenure, with his last position as Vice President, Clinical Development from February 2018 to May 2019. Prior to joining Kite, Dr. Roberts served in various roles at Amgen, with his last position as Clinical Research Medical Director for Amgen Oncology from January 2015 to July 2015. Dr. Roberts completed his training in internal medicine and hematology/oncology at the Massachusetts General Hospital and Dana Farber Cancer Institute. He earned his B.S. in microbiology and immunology from the University of Maryland, College Park and both his Ph.D. in immunology and his M.D. from the University of Maryland, Baltimore. The Board believes Dr. Roberts’ expertise and experience in life sciences and his educational background provide him with the qualifications and skills to serve on the Board.

In connection with Dr. Roberts’ appointment as the Company’s President and Chief Executive Officer, the Board, acting upon the recommendation of its Compensation Committee, approved the following compensatory arrangements for Dr. Roberts, effective as of the Effective Date: (i) an annualized base salary of $680,000, (ii) an annual target performance cash incentive of 60% of his base salary, (iii) an option to purchase 476,190 shares of Company common stock (the “Option Award”), and (iv) a restricted stock unit of 134,530 shares of the Company’s common stock (“RSU Award”). The Option Award will vest as follows: 1/4th of the shares will vest on the one year anniversary of the vesting commencement date, with the balance vesting in a series of 36 successive equal monthly installments measured from the first anniversary of the vesting commencement date, subject to Dr. Roberts’ Continuous Service (as defined in the Company’s Amended and Restated 2018 Equity Incentive Plan (the “2018 EIP”)) as of each such vesting date. The RSU Award will vest in four equal annual installments on July 20th of each year following the year of the grant date, subject to Dr. Roberts’ Continuous Service as of each such vesting date. In addition, Dr. Roberts will be entitled to severance and change of control payments and benefits pursuant to the Severance Plan as the Company’s Chief Executive Officer, as described under “Executive Compensation—Potential Payments and Benefits Upon Termination or Change in Control” in the Proxy Statement.

Dr. Roberts previously entered into the Company’s standard form of indemnity agreement for officers of the Company, a copy of which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-227333), filed with the Securities and Exchange Commission on October 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Allogene Therapeutics, Inc.

Date: May 28, 2026	By:	/s/ Earl Douglas
Earl Douglas
Senior Vice President and General Counsel